Exhibit 99.1

Press Release

Vuzix Reports 4Q and Full Year 2024 Financial Results

ROCHESTER, N.Y., March 13, 2025 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of AI-driven smart glasses, waveguides and Augmented Reality (AR) technologies, today reported its fourth quarter and full year financial results for the year ended December 31, 2024.

“In 2024, the AI and AR smart glasses market continued to evolve, and Vuzix made major advancements in product innovation, technology, customer engagement, and strategic partnerships,” said Paul Travers, President and CEO of Vuzix. “Our partnership with Quanta Computer, involving their staged $20 million investment in our stock and a joint supply and sale arrangement, was particularly noteworthy.”

“Regarding our see-through waveguides for AI/AR smart glasses, we expanded our production capacity and transitioned to new key equipment, significantly enhancing our scalability. Additionally, we achieved several critical breakthroughs in our waveguide designs, including reduced forward eye glow and seamless prescription lens integration—both vital for enterprise and consumer adoption. With these advancements in our waveguide technologies and volume manufacturing capabilities, we are now strategically positioned to play a significant role in the AI/AR-driven smart glasses market, which is anticipated to become a high unit volume opportunity with end-user demand exceeding multiple billions of dollars,” stated Mr. Travers.

“Operationally, we lowered our annual cash operating expenses by approximately $8 million or 25% in 2024 versus 2023, through workforce realignments, operational efficiencies, and a focused approach to R&D investments. Financially, we bolstered our balance sheet via Quanta’s $10 million initial tranche investment and an $8.2 million capital raise in the fourth quarter of 2024 via our at-the-market facility.”

“While the adoption of smart glasses in our target markets has been slower than anticipated, the outlook for mainstream adoption remains promising. With new strategic partnerships, a growing ODM/OEM opportunity pipeline, and increasing customer demand driven by AI-powered smart glasses, we believe these markets are gaining momentum. As 2025 progresses, Vuzix remains well-positioned to leverage the market growth surrounding AI-powered smart glasses and AR technology to drive innovation in wearable technology,” stated Mr. Travers.

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the fourth quarters and years ended December 31, 2024 and 2023, respectively. Readers should refer to Vuzix’ Form 10-K for the year ended December 31, 2024 for additional information as well as disclosure of important risk factors:

	Three Months Ended December 31 (unaudited – in 000s)		Twelve Months Ended December 31 (audited – in 000s)
	2024	2023	2024	2023

Sales:
Sales of Products	$1,069	$722	$4,487	$10,760
Sales of Engineering Services	204	295	1,267	1,369
Total Sales	1,272	1,067	5,755	12,129
Cost of Products and Eng. Services	2,058	1,439	7,186	10,406
Inventory Obsolescence	4,168	3,873	4,168	4,358
Gross (Loss)	(4,953)	(4,245)	(5,600)	(2,635)

Operating Expenses:
Research and Development	2,220	3,521	9,626	12,340
Selling and Marketing	1,946	4,830	8,191	12,712
General and Administrative	4,289	4,733	17,230	18,592
Depreciation and Amortization	425	948	2,995	3,844
Loss on Goodwill and Other Intangible Asset Impairment	-	2,137	-	2,137
Loss on Fixed Asset Disposal	16	-	28	-
Impairment on Intangible Asset and Equity Investment	-	-	30,301	-
Impairment of Patents and Trademarks	-	-	-	42
Loss from Operations	(13,850)	(20,415)	(73,971)	(52,302)

Total Other Income (Expense)	193	534	433	2,152

Net Loss	$(13,656)	$(19,881)	$(73,538)	$(50,149)
Loss per Share	$(0.16)	$(0.32)	$(1.08)	$(0.79)

Fourth Quarter 2024 Financial Results

For the three months ended December 31, 2024, we reported $1.3 million in total revenues as compared to $1.1 million in the prior year’s comparable fourth quarter. The revenue increase was primarily due to higher unit sales of our M400 smart glasses.

For the fourth quarter ended December 31, 2024, the net loss was $13.7 million or $0.16 per share as compared to a loss of $19.9 million or $0.32 per share for the fourth quarter of 2023.

Full Year 2024 Financial Results

For the full year ended December 31, 2024, total revenues were $5.8 million, as compared to $12.1 million in 2023. The decrease in revenues for the year was due to lower unit sales of M400 smart glasses versus the 2023 year, when two major distributors placed significant stocking orders representing 54% of 2023 total product revenues or approximately $5.8 million. Sales of engineering services revenues recognized for the year ended December 31, 2024, were modestly lower at $1.3 million as compared to $1.4 million in the same period of 2023.

There was an overall gross loss of $5.6 million for the full year ended December 31, 2024 as compared to overall loss of $2.6 million for the same period in 2023. Included in Total Cost of Sales for 2024 were inventory obsolescence provisions totaling $4.2 million, as compared to provisions of $4.4 million for the 2023 year.

Research and Development expense was $9.6 million for the year ended December 31, 2024 as compared to $12.3 million for the comparable 2023 period, a decrease of 22% largely due to a $1.6 million reduction in salary and benefits related expenses due to headcount decreases and a $1.0 million reduction in external development costs.

Selling and Marketing expense was $8.2 million for the year ended December 31, 2024 as compared to $12.7 million for the comparable 2023 period, a $4.5 million or 36% decrease. The reduction was largely due to a $1.6 million decrease in advertising and tradeshow expenses and a $1.6 million decline in salary and benefits related expenses driven by headcount decreases.

General and Administrative expense was $17.2 million for the full year ended December 31, 2024 as compared to $18.6 million for the comparable 2023 period, a decrease of 7%. The decrease was due to a $1.4 million decrease in non-cash stock-based compensation expense.

The net loss for the full year ending December 31, 2024 was $73.6 million or $1.08 cents per share versus a net loss of $50.1 million or $0.79 for the same period in 2023.

Net cash flows used in operating activities for 2024 was $23.7 million as compared to the prior year’s total of $26.3 million.

As of December 31, 2023, the Company maintained cash and cash equivalents of $18.2 million and an overall working capital position of $24.6 million.

Management Outlook

“We ended 2024 with $18.2 million in cash and are confident in our capital resources to execute upon our operating plan," said Mr. Travers. "In 2025, our focus is on converting recent customer wins into long-term recurring revenue. We expect multiple design wins for ODM/OEM products including consumer and enterprise items, where Vuzix will supply optical waveguides and display engines or create co-branded products. In defense, we aim to grow our business with new prime defense contractors, leading to custom designs and an acceleration of production orders.”

“We are experiencing growing enterprise customer successes, supported by substantial data sets demonstrating productivity improvements that significantly surpass customer benchmarks. Our wholly owned subsidiary, Moviynt®, and their Mobilium® platform, are attracting growing interest in this context. We are confident that with anticipated follow-on orders for smart glasses this year, we have the potential to deplete our existing smart glasses inventory and convert those finished goods into cash. This will facilitate a smoother introduction of our next-generation, purpose-built products,” concluded Mr. Travers.

Conference Call Information

Date: Monday, March 13, 2025

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=d9mFAUVy

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss business, operational and financial highlights for the fourth quarter and full year ended December 31, 2024.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on March 13, 2025, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13752093.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of AI-driven smart glasses, waveguides and augmented reality (AR) technology, for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 425 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and the augmented reality wearables field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2024 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Okayama, Japan. For more information, visit the Vuzix website, Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, Atomistic MicroLED development, capabilities, and further development timelines, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com